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                                  EXHIBIT 11

             THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE


        Set forth below are computations, on a primary basis and on a fully diluted basis in accordance with subparagraph (b) (11) of Item 601 of Regulation S-K of the Securities and Exchange Commission, of earnings per share of the Common Stock, without par value, of Registrant.

(Dollars in millions, except per share)

                                            Three Months Ended                    Six Months Ended
                                                 June 30,                             June 30,
                                          1996              1995                1996             1995
                                      -----------       -----------         -----------      -----------
Primary:

Net Income                                $ 187.9            $173.8              $339.7           $307.1

Adjusted average number of
  shares outstanding                  157,066,067       153,773,661         156,604,045      153,240,246

PRIMARY EARNINGS PER SHARE                  $1.20             $1.13               $2.17            $2.00



Fully Diluted:

Net Income                                 $187.9            $173.8              $339.7           $307.1

Adjusted average number
  of shares outstanding               157,066,256       153,868,214         156,610,047      153,739,915

FULLY DILUTED EARNINGS PER SHARE            $1.20             $1.13               $2.17            $2.00


        The foregoing computations do not reflect any significant potentially dilutive effect Registrant's Preferred Stock Purchase Rights Plan could have in the event such Rights become exercisable and any such shares of either Series A Preferred Stock or Common Stock of Registrant are issued upon the exercise of such Rights. Reference is made to Note 18, captioned "Preferred Stock Purchase Rights Plan", in the Notes to Financial Statements set forth in Item 8 of the Registrant's Annual Report on form 10-K for the year ended December 31, 1995 at page 49.



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